                                                                     Exhibit 99

                              Exhibit A


                  UNITED STATES BANKRUPTCY COURT
                  FOR THE DISTRICT OF CONNECTICUT


--------------------------------
In re:                          )    CHAPTER 11
                                )
POWER DESIGNS, INC. and         )    CASE NOS. 98-50117
PDIXF ACQUISITION CORPORATION   )              98-50118
                                )    Jointly Administered
                                )
   Debtors-in-Possession        )    MAY 12, 1998
--------------------------------


                     PLAN OF REORGANIZATION FOR
       POWER DESIGNS, INC. AND PDIXF ACQUISITION CORPORATION

1.  INTRODUCTION

    This Plan is the proposal of PDI and PDIXF to their Creditors and the holders of Equity Interests. The Plan is the product of discussions with the Debtors' senior secured creditor, Inverness, which has agreed to support the Plan. The Plan undertakes to resolve all secured claims, administrative claims, priority claims, unsecured claims and equity interests. The Debtors believe that the distributions to be made, pursuant to the terms of this Plan, will produce for Creditors not less than they would receive if the Debtors' cases were converted to cases under Chapter 7 of the Code, the Debtors' assets liquidated and appropriate distributions therein were made as required by the Code.




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2.  DEFINITIONS

    The following terms, when used in this Plan shall, unless the context otherwise requires, have the following meanings:

    2.1 ADMINISTRATIVE CLAIM. Means a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Code and referred to in
Section 507(a)(1) of the Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of the Chapter 11 cases preserving the estate and operating the business of the Debtors, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Section 330(a) or 331 of the Code, and all fees and charges assessed against the estates under Chapter 123 of Title 28, United States Code.

    2.2 ALLOWED. When used in connection with any type of "Claim" or "Equity Interest", means: (a) a Claim or Equity Interest, proof of which was timely filed pursuant to the Orders of the Bankruptcy Court establishing the applicable "bar dates" for the filing of Claims against the Debtors, and, as to which no timely objection to allowance has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to any such timely objection a Final Order of allowance has been entered; (b) a Claim or Equity Interest allowed by a Final Order; (c) a Claim or Equity Interest listed in either of the Debtor's Schedules filed


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in connection with the Chapter 11 Cases and not identified as contingent, unliquidated or disputed; (d) a Claim or Equity Interest which is fixed and agreed to in amount in writing between the Debtors and any Claimant and allowed by a Final Order or (e) any Claim which is deemed an Allowed Claim pursuant to the provisions of this Plan.

     2.3 ALLOWED EMPLOYEE PRIORITY CLAIMS. Means an Allowed Claim of a current or former employee of either of the Debtors which is entitled to the priority in payment under Section 507(a)(3) and (4) of the Code. Any Allowed Claim of a current or former employee not entitled to priority in payment under Section 507(a)(3) and (4) of the Code shall be considered an Allowed Unsecured Claim.

     2.4 ALLOWED SECURED CLAIM OF HAYES. Means the Allowed Secured Claim of Hayes determined in accordance with Section 11.1 of the Plan.

     2.5 ALLOWED SECURED CLAIM OF INVERNESS. Means the Allowed Secured Claim of Inverness determined in accordance with Section 11.1 of this Plan.

     2.6 ALLOWED SECURED CLAIM. Means an Allowed Claim arising on or before the Petition Date (January 22, 1998) that is secured by a valid Lien on property of either of the Debtors which is not void or voidable under any state or federal law, including any provision of the Code or an Allowed Claim for which the holder asserts a setoff under Section 553 of the Code, to the extent of the value (which is either agreed to by either of the Debtor pursuant to this Plan, or in the absence of an agreement, has been determined

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in accordance with Section 506(a) or 1111(b) of the Code) of the interest of the holder of such Allowed Claim in either of the Debtors property, or an Allowed Claim that either of the Debtors has agreed to treat as an Allowed Secured Claim pursuant to this Plan. That portion of such Allowed Claim exceeding the value of security held therefor shall be an Allowed Unsecured Claim.

    2.7 ALLOWED UNSECURED CLAIM. Means an Allowed Claim which is not an Allowed Secured Claim, an Allowed Employee Priority Claim or a Priority Tax Claim.

    2.8 BANKRUPTCY COURT. Means the United States Bankruptcy Court for the District of Connecticut, or such other Court as may hereafter have jurisdiction over the Debtors' pending bankruptcy cases.

    2.9 BRIDGE NOTEHOLDERS means the holders of the Subordinated Bridge Notes, including Raymond Joslin ($200,000), David Hale Smith II Charitable Remainder Trust ($50,000). Interim Advantage Fund ($50,000), Ian R. Kahn ($25,000), Dr. Justin Wernick ($40,000), Edward Benjamin MD Money Purchase Pension Plan ($67,000), Dr. Edward Benjamin ($246,500), Alan N. Parnes ($50,000), Lee H. Silverstein ($25,000), Tri Ventures ($50,000), Alan Napack ($50,000), Michael Zuckerman and Hillary Davis ($50,000). Crescent Captial Company LLC ($50,000), Steven Grapstein ($100,000), Ray Ingleby ($100,000), Marshall Manley ($100,000), Curran Partners ($100,000), John D.

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Shepherd ($100,000), and Phyllis and Howard Silverman ($200,000) or their respective assignees.

    2.10 CASH. Means currency of the United States of America, or checks payable in immediately available funds of such currency.

    2.11 CLAIM. Has the meaning set forth in Section 101(5) of the Code.

    2.12 CLASS. Means Claims or Equity Interests which are substantially similar to the other Claims or Equity Interests in such Class as classified pursuant to the Plan.

    2.13 CODE. Means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., and all amendments thereto which are applicable to the case.

    2.14 CONFIRMATION. Means the entry by the Bankruptcy Court of an order confirming the Plan in accordance with Chapter 11 of the Code.

    2.15 CONFIRMATION ORDER. Means the order entered by the Bankruptcy Court confirming the Plan in accordance with Chapter 11 of the Code.

    2.16 CONSOLIDATION MOTION means the motion for substantive consolidation of PDI and PDIXF filed by the Debtors and the Official Committee of Unsecured Creditors for PDI on or about April 20, 1998.

    2.17 CONSUMMATION. Means the accomplishments of all things provided for in this Plan to occur on the Effective Date.


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     2.18 DEBTORS OR DEBTORS IN POSSESSION. Means PDI and its wholly-owned subsidiary, PDIXF.

     2.19 DIRECTOR LOANHOLDERS. Means the loans made by certain PDI directors or related companies during October and December, 1997, including Equitas ($50,000), Robert Sparacino ($213,000), Bril Profit Sharing Plan ($25,000), and Bril Money Purchase Plan ($25,000).

     2.20 DISALLOWED CLAIM. Means any Claim or portion thereof:

          (a) which is scheduled or proof of which is filed and an objection thereto has been sustained by a Final Order; or

          (b) which is scheduled as disputed, contingent or unliquidated and as to which either (i) no proof of claim has been timely filed, or (ii) proof of which has been timely filed and an objection thereto has been sustained by a Final Order.

     2.21 DISPUTED CLAIM. Means any Claim which is scheduled or proof of which is filed and against which an objection to the allowance thereof has been interposed, which objection has not been determined by a Final Order, except for any Claim which is deemed an Allowed Claim by the provisions of this Plan.

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     2.22 EFFECTIVE DATE. Means the first business day occurring after the
90th day after the entry of the Confirmation Order or as such other date that the Bankruptcy Court shall set forth in the Confirmation Order.

     2.23 EQUITY INTEREST(S). Means the issued and outstanding common stock of PDI and any warrants, options or other contract to purchase or acquire such common stock as of the Petition Date.

     2.24 FINAL ORDER. Means an order or judgment of the Bankruptcy Court which has not been reversed or stayed as modified or amended, as to which no appeal is pending, and as to which the time to appeal and to seek to appeal has expired.

     2.25 HAYES. Means Hayes Corporation f/k/a Access Beyond, Inc. as successor in interest to Access Beyond, Inc., RDCAN Corp. (formerly Technipower, Inc.) and Intist (formerly Constant Power, Inc.).

     2.26 HAYES' PERCENTAGE. Means that percentage equal to (1) the sum of the Allowed Secured Claim of Hayes less $300,000 divided by (2) the total value of the Reorganized PDI common stock.

     2.27 HAYES SECURED NOTE. Means that certain promissory note in the original principal amount of $300,000. The Hayes Secured Note shall be provided for equal monthly payments of principal and interest based on a seven year amortization and interest calculated at the rate of 10% per annum. The Hayes Secured Note shall mature on the


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fifth (5) anniversary of the Effective Date. The Hayes Secured Note shall be secured by a second Lien on all the assets of Reorganized PDI provided such lien shall be junior and subordinate to the liens given herein to secure the Working Capital Note and Inverness Secured Note.

    2.28 INVERNESS PERCENTAGE. Means that percentage equal to: (1) the sum of amount of the Allowed Secured Claim of Inverness LESS $2,100,000 divided by
(2) the Total Value of the Reorganized PDI Common Stock.

    2.29  INVERNESS SECURED NOTE. Means that certain Secured Promissory
Note in the original principal amount equal to $2,100,000. The Inverness Secured Note shall be provided for monthly payments of interest only at the rate of 10% per annum for the first two years following the Effective Date. The Inverness Secured Note shall be secured by Lien upon all of the assets of Reorganized PDI provided such Lien shall be junior and subordinate to the Lien given herein to secure the Working Capital Note.

    2.30 LIEN. Means any charge against or interest in property to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust and statutory lien as defined in Section 101 of the Code.

    2.31 NOTEHOLDERS. Means the holders of the Subordinated Notes including Equitas L.P. ($700,000), Lois Horn ($140,000), Antoinette Rose ($60,000),
Thomas O'Grady

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($29,215.38), Davis H. Smith, II ($29,215.38), Dennis and Terri Nesta
($16,000), and Bruce MacDonald ($12,984.62) or their respective assignees.

    2.32 PDI. Means Power Designs, Inc., a Delaware corporation and the debtor in Case No. 98-50117.

    2.33 PDIXF. Means PDIXF Acquisition Corporation, a New York corporation and the debtor in Case No. 98-50118.

    2.34 PETITION DATE. Means January 22, 1998, the date on which the Debtors filed their petitions commencing their respective Chapter 11 cases.

    2.35 PLAN. Means this Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation, as may be amended from time to time.

    2.36 PRIORITY TAX CLAIM. Means an Allowed Claim which is entitled to priority pursuant to Section 507(a)(7) of the Code.

    2.37 PRO RATA SHARE. Means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, calculated in accordance with the provisions of this Plan.

    2.38 REORGANIZED PDI. Means Power Designs, Inc., a Delaware corporation on and after the Effective Date.

    2.39 REORGANIZED PDI COMMON STOCK. Means 2,000,000 shares of the common stock of Reorganized PDI to be issued pursuant to this Plan.

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     2.40 SUBORDINATED BRIDGE NOTES. Means those certain Subordinated
Promissory Notes of PDI in the aggregate original principal amount of $1,653,500.00 and bearing interest at the rate of 10% per annum.

     2.41 SUBORDINATED NOTES. Means those certain Subordinated Promissory Notes of PDI dated October 9, 1996 in the aggregate original principal amount of $1,087,415.38.

     2.42 TOTAL VALUE OF THE REORGANIZED PDI COMMON STOCK. Means $4,850,000 or such other amount that the Bankruptcy Court determines as the aggregate value of the Reorganized PDI Common Stock.

     2.43 WORKING CAPITAL NOTE. Means that certain Revolving Credit Agreement in the original principal amount of up to $500,000. The Working Capital Note shall bear interest at the best rate available to Reorganized PDI on the Effective Date. The Working Capital Note shall be secured by a first Lien on all of Reorganized PDI's assets.

3.  ADMINISTRATIVE AND TAX PRIORITY CLAIMS

    3.1 ADMINISTRATIVE CLAIMS. Administrative Claims, which have not been paid prior to the Effective Date shall be paid in full in Cash on the Effective Date (or, if later, the date on which any such Administrative Claim is allowed by a Final Order of the Bankruptcy Court), or upon such terms as otherwise agreed between the Debtors and the holder of such Administrative Claim. Administrative Claims include claims of professionals employed by order of the Bankruptcy Court, certain post-petition employee

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claims and any unpaid fees due under 28 U.S.C. Section 1930. Professionals employed pursuant to Sections 327 and 1102 of the Bankruptcy Code, and any other person who may be entitled to reimbursement of expenses or allowance of fees pursuant to Sections 503(b)(2) through 503(b)(6) of the Code, shall file final applications for allowance and payment of compensation and expenses not later than twenty (20) days after the Effective Date. Each such professional or person shall be paid, in Cash, the full amount awarded to such professional or person by the Bankruptcy Court after notice and a hearing, within 10 days after the date on which an Order allowing such claims, fees and/or disbursements becomes a Final Order.

     3.2 PRIORITY TAX CLAIMS. Allowed Priority Tax Claims shall be paid by Reorganized PDI in its sole discretion in Cash and in full on the Effective Date or in equal quarterly payments beginning on October 1, 1998 and continuing thereafter for twenty (20) additional quarters (payments shall be made on January 1, April 1, July 1 and October 1). The deferred payments on Allowed Priority Tax Claims shall bear interest at the rate of seven (7%) percent per annum. The Debtors are not aware of any significant Allowed Priority Tax Claims. Claims asserted by various taxing authorities for periods prior to PDI's first bankruptcy proceeding are not considered Allowed Priority Tax Claims but rather will be treated as Allowed Unsecured Claims.


                                       11

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4.  DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

    All Claims against and Equity Interests in the Debtor, of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from transactions with either of the Debtors and all equity interests arising from the ownership of the stock of either of the Debtors, whether resulting in an Allowed Claim or not, shall be bound by the provisions of this Plan. The Claims and Equity Interests are classified as follows:

    4.1  CLASS 1. The Allowed Secured Claims of Inverness.

         CLASS 1A. Allowed Secured Claim of Inverness against PDI. CLASS 1B. Allowed Secured Claim of Inverness against PDIXF.

    4.2  CLASS 2. The Allowed Secured Claims of Hayes.

         CLASS 2A. The Allowed Unsecured Claim of Hayes against PDI. CLASS 2B. The Allowed Secured Claim of Hayes against PDIXF.

    4.3  CLASS 3. Allowed Employee Priority Claims.

    4.4  CLASS 4. Allowed Unsecured Claims.

         CLASS 4A. Allowed Unsecured Claims against PDI.
         CLASS 4B. Allowed Unsecured Claims against PDIXF.

    4.5  CLASS 5. Allowed Equity Interests in PDI.

    4.6  CLASS 6. Allowed Equity Interest in PDIXF.



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5.  IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS

    5.1 IMPAIRED CLASSES OF CLAIMS. All Classes of Claims are impaired under the Plan.

    5.2 IMPAIRED CLASSES OF EQUITY INTERESTS. All Classes of Equity Interests are impaired.

    5.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or of Equity Interests, are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversies.

    5.4 SPECIAL NOTE CONCERNING VOTING ON PLAN. If the Consolidation Motion is granted prior to Confirmation voting on the Plan will be conducted by combining the subclasses within each class. For example, Class 1A and Class 1B will be considered a single Class: Class 1. On the other hand, if the Consolidation Motion is not granted prior to Confirmation, each subclass will be considered a separate class for voting purposes. For example, Class 3A and Class 3B will be considered separate and distinct classes for voting purposes.

6.  TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

    6.1 CLASS 1 (INCLUDING CLASS 1A AND CLASS 1B). On the Effective Date, Inverness shall receive in satisfaction of the Allowed Secured Claim of Inverness the following:

         a) the Inverness Secure Note; and

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         b) that number of shares of Reorganized PDI Common Stock equal to
            2,000,000 x Inverness Percentage.

    6.2 CLASS 2. On the Effective Date, Hayes shall receive in satisfaction of the Allowed Secured Claim of Hayes the following: (a) the Hayes Secured Note and (b) that number of shares of Reorganized PDI Common Stock equal to 2,000,000 x Hayes Percentage.

    6.3 CLASS 3. Holders of Allowed Employee Priority Claims shall receive the full amount of their Allowed Employee Priority Claims in eight (8) equal monthly payments, together with interest at the rate of seven (7%) percent per annum.

    6.4 CLASS 4 (INCLUDING CLASS 4A AND CLASS 4B). Subject to Section 10.2 of the Plan, on the Effective Date, the holders of Allowed Claims in Class 4A and Class 4B shall receive their Pro Rata Share of that number of Reorganized PDI Common Stock equal to 2,000,000, less that number of shares distributed to Inverness and Hayes in accordance with Sections 6.1 and 6.2 above.

    6.5 CLASS 6. All Equity Interests in Power Design, Inc. shall be deemed cancelled as of the Effective Date and holders of such Equity Interests shall not receive any distribution on account of such Equity Interests.

    6.6 CLASS 7. All Allowed Equity Interest in PDIXF Acquisition Corporation shall be deemed cancelled as of the Effective Date and holders of such Equity Interest shall not receive any distribution on account of such Equity Interests.


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7.  PROVISIONS RELATING TO CORPORATE STRUCTURE OF REORGANIZED PDI

    7.1 MERGER. On the Effective Date, PDIXF shall be authorized to merge, and shall merge, into PDI which shall be the corporation surviving the merger ("Merger"). The name of the surviving corporation shall be Power Designs Inc., or such other name as may be selected by the Debtors on or before the Confirmation Date.

    7.2 PROHIBITION AGAINST THE ISSUANCE OF NON-VOTING EQUITY SECURITIES. On the Effective Date, the Certificate of Incorporation of Reorganized PDI will be amended to include a provision prohibiting the issuance of non-voting equity securities.

    7.3 NEW BOARD OF DIRECTORS. On the Effective Date, all directors of PDI then remaining in office shall be deemed to have resigned. The new Board thereupon will be reconstituted to consist of seven members and shall consist upon the effectiveness of the Merger of the designees set forth below. The fact that any designee has or has had a business relationship with the PDI shall not, in and of itself, disqualify the selection of that person to be a member of the initial board. Notwithstanding anything to the contrary in the Certificate of Incorporation or By-laws or Delaware law, the initial board of directors of Reorganized PDI shall serve for a period of two years following the Effective Date. Thereafter, the board of directors of Reorganized PDI shall be elected in accordance with the Reorganized PDI Certificate of Incorporation and Delaware law.


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         MANAGEMENT DESIGNEE.

         (1) Initially, Melvin Becker Vice President of Operations until a Chief Executive Officer is retained by Reorganized PDI.

         INVERNESS DESIGNEES.

         (2) Gary Laskowski and Jonathan Betts or such other persons designated by Inverness.

         NOTEHOLDERS' DESIGNEE.

         (1) Shannon LeRoy.

         BRIDGE NOTEHOLDERS' DESIGNEES.

         (2) Raymond E. Joslin and one other person selected by a majority in amount of the Bridge Noteholders.

         DIRECTOR LOANHOLDERS' DESIGNEE.

         (1) Robert Sparacino.

    7.4 POST CONFIRMATION MANAGEMENT. Anthony Intino serving as Chief Financial Officer & General Manager and Melvin Becker as Vice President of Operation and Secretary shall continue to serve as the senior management of Reorganized PDI until such time as the Board retains a permanent Chief Executive or Operating Officer and a Chief Financial Officer.

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    7.5  REORGANIZED PDI COMMON STOCK. The Reorganized PDI Common Stock will be issued as of the Effective Date. As of the Effective Date, there shall be 2,000,000 authorized, issued and outstanding shares of Reorganized Common Stock, $0.01 par value per share. Each share of Reorganized PDI Common Stock shall be entitled to one vote with respect to all elections and matters.

    7.6 DIVIDENDS: LIQUIDATION. All shares of Reorganized PDI Common Stock will be entitled: (a) to share equally in dividends from funds legally available therefor when, as, and if declared by the Board; and (b) to share equally in the assets available for distribution to shareholders upon liquidation or dissolution of Reorganized PDI, whether voluntary or involuntary. Holders of the Reorganized PDI Common Stock shall have no preemptive rights to acquire shares of Reorganized PDI Common Stock. Shares of the Reorganized PDI Common Stock, when issued, will be deemed duly and validly issued, fully-paid and nonassessable.

    7.7 EXEMPTION FROM REGISTRATION. Pursuant to Section 1145 of the Code, all Reorganized PDI Common Stock issued under the Plan will be exempt from state and federal laws requiring registration of securities. Except with respect to a person that is an "underwriter" within the meaning of Section 1145 of the Bankruptcy Code, the distribution of Reorganized PDI Common Stock will be deemed to be a "public offering"

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which is not subject to the registration or prospectus delivery requirements contained in Section 5 of the Securities Act of 1933, as amended ("Securities Act").

    7.8 RESTRICTIONS ON TRANSFER OF REORGANIZED PDI COMMON STOCK. The Reorganized PDI Certificate of Incorporation will be amended to reflect certain restrictions on the transfer of Reorganized PDI Common Stock. The Amended Certificate of Incorporation will provide that no person or entity may acquire any shares of capital stock of Reorganized PDI, other than pursuant to this Plan, if, at the date of such acquisition, such person or entity is, or would be after giving effect to any such proposed acquisition, either directly, indirectly or by attribution, either (a) one of the 10 largest holders of Reorganized PDI capital stock, or (b) a holder of five percent or more of Reorganized PDI issued and outstanding stock. The restrictions imposed with regard to the right of certain stockholders to acquire capital stock shall be effective until the first business day following the second anniversary of the Effective Date. All certificates representing Reorganized PDI Common Stock will bear the legend described in
Section 7.11 below.

    7.9 REVIEW OF PROPOSED TRANSACTIONS. The restrictions on the transferability are intended to prevent any acquisition which could result in the disallowance or limitation of Reorganized PDI's federal income tax net operating loss carryovers and other tax attributes, unless such acquisition is approved by the Board upon review of the proposed


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transaction. Any such review will be at the sole cost and expense of the proposed transferor regardless of whether the Board approves the proposed transfer. Any purported transfer not approved by the Board will be void and ineffective.

    7.10 REQUIRED LEGEND. All certificates evidencing ownership of shares of Reorganized PDI Common Stock, shall bear a conspicuous legend substantially as follows:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and are issued pursuant to an exemption provided by 11 U.S.C. Section 1145 under an order confirming the Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation ("Plan") in cases entitled IN RE POWER DESIGNS INC., DEBTOR, Case No. 98-50117, and IN RE PDIXF ACQUISITION CORPORATION DEBTOR, Case No. 98-50118, jointly administered, in the United States Bankruptcy Court for District of Connecticut. These securities are subject to certain provisions of the company's Certificate of Incorporation which provide, INTER ALIA, restrictions (a) limiting the transferability of, and (b) affecting the voting rights relating to, such securities. Photocopies of such Plan and Certificate of Incorporation have been deposited with the company at its principal office, and the company will furnish a copy thereof to the record holder of these securities without charge upon written request to the company at its principal place of business. The holder of this certificate is also referred to 11 U.S.C. Sections 1145(b) and (c) for guidance as to the sale of these securities."

8.  MEANS FOR FUNDING OF THE PLAN

    8.1 FUNDING OF PAYMENTS REQUIRED UNDER THE PLAN. The payments required under the Plan will be made from Cash accumulated by Debtors from the Petition Date to the Effective Date and the proceeds available under the Working Capital Note.


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9.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    9.1 GENERAL TREATMENT. All executory contracts and unexpired leases of PDI or PDIXF shall be assumed by Reorganized PDI upon entry of the Confirmation Order unless specifically rejected by order entered on or prior to the Confirmation Date or unless a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Confirmation Date.

    9.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by either of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against the Debtors or Reorganized PDI, or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty (30) days after the later of (i) the entry of a Final Order authorizing such rejection and (ii) the Confirmation Date, or within such shorter period as may be ordered by the Bankruptcy Court.

    9.3 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with sections 1124(2) and 365(b)(1) of the Code. In connection therewith, Reorganized PDI obligated on each such contract and

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lease to be assumed pursuant to the Plan shall cure or provide adequate assurance that it will cure any monetary default (other than of the kind specified in section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, compensate, or provide adequate assurance that the Reorganized PDI will promptly compensate, parties to such contract or lease for any actual pecuniary loss to such parties resulting from such default and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PDI or any of its assignees to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments or performance required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

10.  PROVISIONS GOVERNING DISTRIBUTIONS

    10.1 PAYMENTS. Except as otherwise provided in this Plan or ordered by the Court, all payments required under the Plan to Creditors in all Classes will be made on Effective Date of Plan.

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    10.2 ENFORCEMENT OR WAIVER OF CONTRACTUAL SUBORDINATION RIGHTS. The
Subordinated Notes and the Subordinated Bridge Notes are contractually either fully or partially subordinate to Claims held by Inverness. Pursuant to
Section 510(b) of the Code, contractual subordination agreements are enforceable in a bankruptcy proceeding. Nonetheless, Inverness has agreed to waive enforcement of its rights of subordination as to the holder of any Claim that is contractually subordinated to Inverness PROVIDED such holder votes to accept this Plan. As to any such holder not voting to accept this Plan, their respective distribution will be made in accordance with the subordination rights of Inverness.

    10.3 FRACTIONAL SHARES. Fractional shares of Reorganized PDI Common Stock shall not be issued or distributed. If the holder of an Allowed Claim would receive a fraction of a share of Reorganized PDI Common Stock, the Stock Transfer Agent shall attempt to round the number of shares issued to all such holders up or down to the nearest whole number; PROVIDED that the Stock Transfer Agent shall in no event deliver certificates representing more than 2,000,000 shares of Reorganized PDI Common Stock. Any shares of Reorganized PDI Common Stock which remain unissued as a result of such rounding shall become the property of Reorganized PDI and shall be cancelled.

    10.4 UNCLAIMED DISTRIBUTIONS. For two years following the Effective Date, any Unclaimed Distributions, including any interest or dividends as may have been paid on

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

account of any Unclaimed Distributions of Reorganized PDI Common Stock, but not interest on Cash, shall be held in the Claims Reserve solely for the benefit of the holders of the Allowed Claims that have failed to claim such property. Upon presentation of proper and satisfactory proof of identity by a holder of an Allowed Claim, its Unclaimed Distribution shall be delivered to the holder. At the end of two years following the Effective Date, (a) the holders of Allowed Claims theretofore entitled to any Unclaimed Distribution shall cease to be entitled to such distribution; and (b) such Unclaimed Distributions shall become the property of Reorganized PDI.

11. PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND CONTINGENT CLAIMS AND EQUITY INTERESTS

    11.1 DETERMINATION OF ALLOWED SECURED CLAIMS. Pursuant to Rule 3012 of the Bankruptcy Rules, the Bankruptcy Court shall determine, prior to or in conjunction with Confirmation of the Plan, the value of the Debtors' assets and the amounts of the Allowed Secured Claim of Inverness and the Allowed Secured Claim of Hayes. The Court shall attribute the value of the collateral in order to determine the Allowed amount of the Allowed Secured Claim of Inverness and the Allowed Claim of Hayes as follows: (i) the value of PDI's assets to the Allowed Secured Claim of Inverness; (ii) the first $1,500,000 of value of PDIXF'S assets to the Allowed Secured Claim of Inverness; (iii) the value of PDIXF's assets in excess of $1,500,000 and up to the Allowed Claim of Hayes to Allowed Secured Claim of Hayes; and (iv) the balance of the value of PDIXF's assets exceeding the


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

sum of $1,500,000 and the Allowed Claim of Hayes to the Allowed Secured Claim of Inverness.

    11.2 ALLOWANCE OF INVERNESS CLAIMS. Pursuant to Section 1123(b)(3)(A) and Rule 9019 of the Rules of Bankruptcy Procedure, this Plan shall constitute a motion to compromise and settle all claims of the Debtors against Inverness. Inverness shall be deemed to have an Allowed Claim of $7,259,019.02 as of the Petition. Further, Inverness will be entitled to interests and costs as allowed by Section 506 of the Code if any of its obligations are oversecured. A portion of Inverness' Allowed Claim will be considered an Allowed Secured Claim as determined pursuant to Section 11.1 of this Plan. The balance of Inverness' Allowed Claim not treated as an Allowed Secured Claim will be deemed an Allowed Unsecured Claim.

    11.3 OBJECTION DEADLINE. As soon as practicable, but in no event later than thirty days after the Confirmation Date, objections to Disputed Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Disputed Claims.

    11.4 RESPONSIBILITY FOR OBJECTION TO DISPUTED CLAIMS AND PROSECUTION OF OBJECTIONS. Reorganized PDI shall have the exclusive responsibility for objecting to Claims following the Confirmation Date. On and after the Confirmation Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections to Disputed Claims shall be the responsibility of Reorganized PDI.

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

    11.5 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been determined by Final Order.

    11.6 DISTRIBUTION AFTER ALLOWANCE. Payments and distributions from Reorganized PDI to each Holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the Disputed Claim belongs. As soon as practicable after the date the order of judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, but in no event later than thirty (30) days after such Claim becomes an Allowed Claim, any Cash or other consideration that would have been distributed in respect of the Disputed Claim had it been an Allowed Claim at the Effective Date shall be distributed, without interest, to the Holder of such Claim.

    11.7 TREATMENT OF CONTINGENT CLAIMS. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim for purposes related to estimations, allocations, and distributions under the Plan.

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

12.  JURISDICTION

    12.1 CONTINUING JURISDICTION. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Debtors' Chapter 11 cases for purposes (a) through (i) below:

         (a) To determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims or Equity Interests;

         (b) To determine any and all applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Code or the Plan;

         (c) To determine any application pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which either of the Debtors' is a party or with respect to which either of the Debtors' may be liable, and to hear and determine, and if need be, to liquidate, any and all claims arising therefrom;

        (d) To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date;

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

    (e) To consider any modifications of the Plan, remedy any defect or omission or reconcile any inconsistency on any Order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Code;
    (f) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or obligations arising thereunder;
    (g) To consider and act on the compromise and settlement of any Claim against or cause of action by or against either of the Debtor's bankruptcy estate;
    (h) To issue such orders in aid of execution of the Plan to the extent authorized by Section 1142 of the Code; and
    (i) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.

13.  MODIFICATION.

    13.1 MODIFICATION OF PLAN. The Plan may be modified at any time after Confirmation and before its substantial Consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under Section 1129 of the Code. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such

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

Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection by a writing filed with the Bankruptcy Court.

14.  DISCHARGE.

     14.1 DISCHARGE AND REVERSION OF PROPERTY.

          (a) Pursuant to Section 1141(b) of the Code and, except as otherwise dealt with in this Plan, Confirmation of the Plan vests all of the property of each of the Debtors' estates in Reorganized PDI.

          (b) Pursuant to Section 1141(c) of the Code, on the Effective Date of the Plan, the property dealt with by the Plan shall become free and clear of all liens, claims, encumbrances, and interests of creditors, except as otherwise provided for in the Plan or the Confirmation Order.

     14.2 DISCHARGE OF THE DEBTORS. Except as otherwise provided in the Plan, all consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all claims of any nature whatsoever against either of the Debtors; and except as otherwise provided herein, upon the Effective Date, each of the Debtors shall be deemed discharged and released (but only to the extent permitted by Section 1141 of the Code, including specifically Section 1141(d)(3)) from any and all claims, including but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502(g), 502(h), or 502(i) of the Code,

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

whether or not (a) a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Code; (b) a claim based upon such debt is allowed under Section 502 of the Code; or (c) the holder of a claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of each of the Debtors. As provided in Section 524 of the Code, such discharge shall void any judgement against either of the Debtors at any time obtained to the extent it relates to a claim discharged, and operate as an injunction against the prosecution of any action against either of the Debtors or its property to the extent it relates to a claim discharged.

    14.3 DISCHARGE OF CLAIMS. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in this Plan and the payments and distributions to be made hereunder shall be in complete exchange for, and in full satisfaction, discharge and release of all existing debts and claims of any kind, nature or description whatsoever against either of the Debtors or against its bankruptcy estate, assets or properties; and upon the Effective Date, all existing claims against either of the Debtors shall be deemed to be satisfied, discharged, and released in full; and all holders of claims shall be forever barred and precluded from asserting against Reorganized PDI or its assets or properties based upon any act or omission.


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

15.  PROVISIONS TO INVOKE CRAMDOWN PROCEEDINGS AND/OR SECTION 506
     HEARING, IF NECESSARY

    15.1 CRAMDOWN. If all of the applicable requirements of Section 1129(a) of the Code, other than subparagraph 8, are found to have been met with respect to the Plan, the Debtors will seek Confirmation pursuant to Section 1129(b) of the Code. For purposes of seeking Confirmation under the cramdown provisions of the Code, the Debtors reserve the right to modify or vary the treatment of the claims of any rejecting Class so as to comply with the requirements of Section 1129(b) of the Code.

16.  GENERAL PROVISIONS

    16.1 POST-CONFIRMATION ACTIONS. Nothing herein contained shall prevent the Debtors from taking such actions as may be necessary to enforce any rights or prosecute any cause of action existing on its behalf, which may not have been heretofore enforced or prosecuted.

    16.2 RULES OF CONSTRUCTION. Unless otherwise specified, all references to the single shall include the plural and vice versa. The headings in the Plan are for convenience of reference only and shall not limit or otherwise effect the provisions of the Plan. Words and terms defined in Section 101 of the Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The Rules of Construction contained in
Section 102 of the Code shall apply to the construction of the Plan.


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

    16.3 GOVERNING LAW. Unless an applicable rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or the Delaware General Corporation Law, the internal laws of the State of Connecticut shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as may otherwise be provided in such agreements, documents, and instruments.

    16.4 FILING OF ADDITIONAL DOCUMENTS. On or before the conclusion of the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

    16.5 SEVERABILITY. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of the Plan.

    16.6 NOTICES. All notices, requests, or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand, or deposited in any general or branch post office of the United States postal service, or received by telex or telecopier; notices, request and demands for payments shall be addressed and sent, postage prepaid, or delivered as follows:


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

    (a) in the case of notices, requests, or demands for payments to the Debtors or the Reorganized PDI, at 14 Commerce Drive, Danbury, Connecticut,
Attn: Chief Financial Officer and at any other address designated by the Debtors by notice to each Holder of an Allowed Claim.

    (b) in the case of notices to Holders of Claims or Equity Interests, at the last known address according to Reorganized PDI books and records, or at any other address designated by a Holder of a Claim or Interest, by notice to Reorganized PDI; provided, however, any notice of change of address shall be effective only upon receipt.



Respectfully submitted this 12th day of May, 1998.



                                       POWER DESIGNS, INC. AND PDIXF
                                       ACQUISITION CORPORATION


                                       By:
                                          ------------------------------------
                                              James Berman, Esq.
                                              Zeisler & Zeisler, P.C.
                                              558 Clinton Avenue
                                              Bridgeport, CT 06605
                                              (203) 368-4234
                                              Attorneys for
                                              Power Designs, Inc. and
                                              PDIXF Acquisition Corporation

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